Exhibit 99.1

Digital Turbine Announces Pricing of $16 Million Offering of 8.75% Convertible Senior Notes Due 2020

AUSTIN, Texas, Sept. 23, 2016 /PRNewswire/ — Digital Turbine, Inc. (Nasdaq: APPS) today announced the pricing of $16 million aggregate principal amount of its 8.75% Convertible Senior Notes due 2020 (the "Notes") in a private placement. The sale of the Notes to the initial purchaser is expected to settle on September 28, 2016, subject to customary closing conditions.

The Notes and the accompanying warrants described below will be offered by the initial purchaser only to qualified institutional buyers pursuant to Rule 144A under the Securities Act, as amended (the "Securities Act") and to a limited number of institutional accredited investors within the meaning of subparagraph (a)(1), (2), (3) or (7) of Rule 501 under the Securities Act.

The net proceeds of the offering, after deducting the initial purchaser's discounts and commissions and the estimated offering expenses payable by Digital Turbine, are expected to be approximately $14.3 million, and will be used to repay approximately $11 million of secured indebtedness and for general corporate purposes.

The Notes will be senior unsecured obligations of Digital Turbine, and will bear interest at a rate of 8.75% per year, payable semiannually in arrears on September 15th and March 15th of each year, beginning on March 15, 2017.  The Notes will be unconditionally guaranteed by certain of Digital Turbine's wholly-owned domestic and foreign subsidiaries, and will mature onSeptember 23, 2020, unless converted, repurchased or redeemed in accordance with their terms prior to such date.

The Notes will be convertible by the holders at their option at any time prior to the close of business on the business day immediately preceding the stated maturity date, and upon conversion, the holders will receive shares of Digital Turbine common stock. The initial conversion rate for the Notes will be 733.14 shares per $1,000 principal amount of Notes, which is equivalent to an initial conversion price of $1.364 per share of common stock and represents a 10% conversion premium over the last reported sale price of the Company's common stock on The NASDAQ Capital Market on September 22, 2016, which was $1.24per share. The conversion rate and the conversion price will be subject to adjustment in certain events.

Each purchaser of the Notes will also receive warrants to purchase 256.60 shares of the Company's common stock for each$1,000 in Notes purchased, or up to 4.2 million warrants, in aggregate.  The warrants will be immediately exercisable on the date of issuance at an initial exercise price of $1.364 per share and will expire on September 23, 2020.

The Notes, accompanying warrants, and shares of the Company's common stock issuable upon conversion of the Notes or issuable upon exercise of the warrants are not registered under the Securities Act or the securities laws of any state or other jurisdiction's securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state or other jurisdictions' securities laws.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the Notes, warrants or any other securities, nor shall there be any offer, solicitation or sale of the Notes, warrants or any other securities in any state or other jurisdiction in which such an offer, solicitation or sale would be unlawful.

About Digital Turbine, Inc.

Digital Turbine works at the convergence of media and mobile communications, delivering end-to-end products and solutions for mobile operators, device OEMs, app advertisers and publishers, that enable efficient user acquisition, app management and monetization opportunities. The company's products include Ignite™, a mobile device management solution with targeted app distribution capabilities, Marketplace™, an application and content store, and Pay™, a content management and mobile payment solution. Digital Turbine Media encompasses a leading independent user acquisition network as well as an advertiser solution for unique and exclusive carrier inventory. Digital Turbine has delivered more than 150 million app installs for hundreds of advertisers. In addition, more than 31 million customers use Digital Turbine's solutions each month across more than 30 global operators. The company is headquartered in Austin, Texas with global offices in Durham, Berlin, San Francisco, Singapore,Sydney and Tel Aviv. For additional information visit http://www.digitalturbine.com/ or connect with Digital Turbine on Twitter at @DigitalTurbine.

Forward-Looking Statements

This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended, including statements about the anticipated closing of the offering, and the potential effects of such transactions, and the anticipated use of the proceeds from the offering. Actual results or developments may differ materially from those projected or implied in these forward-looking statements. Factors that may cause such a difference include, without limitation, risks and uncertainties related to whether or not we will be able to raise capital through the sale of the Notes, market and other conditions, the satisfaction of customary closing conditions related to the offering and the impact of general economic, industry or political conditions in the United States or internationally. There can be no assurance that we will be able to complete the offering on the anticipated terms, or at all. You should not place undue reliance on these forward-looking statements, which apply only as of the date of this press release. Additional risks and uncertainties relating to the offering, Digital Turbine, and our business can be found under the heading "Risk Factors" in the filings that we periodically make with the Securities and Exchange Commission. In addition, the forward-looking statements included in this press release represent our views as of the date of this press release. We anticipate that subsequent events and developments will cause our views to change. However, while we may elect to update these forward-looking statements at some point in the future, we specifically disclaim any obligation to do so. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date of this press release. The forward-looking statements included in this press release are made only as of the date of this release, and except as otherwise required by U.S. federal securities law, we do not have any obligation to publicly update or revise any forward-looking statements to reflect subsequent events or circumstances.

For more information, contact:

Investor relations contact:

Brian Bartholomew

Digital Turbine

ir@digitalturbine.com

(512) 800-0274

Carolyn Capaccio/Sanjay M. Hurry

LHA

(212) 838-3777

digitalturbine@lhai.com